[LOGO] PEAT MARWICK LLP LETTERHEAD



Securities and Exchange Commission
Washington, D.C. 20549


May 4, 1998



Ladies and Gentlemen:


We were previously principal accountants for Health Outcomes Management, Inc. and, under the date of April 18, 1997, we reported on the consolidated financial statements of Health Outcomes Management, Inc. and subsidiaries as of and for the years ended February 28, 1997 and February 29, 1996. On May 4, 1998, our appointment as principal accountants was terminated. We have read Health Outcome Management's statements included under Item 4 of its Form 8-K dated May 4, 1998, and we agree with such statements.

Very truly yours,

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP